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                                                                      EXHIBIT 23



The Board of Directors
Hayes Wheels International, Inc.:

We consent to the inclusion of our report dated May 21, 1997, with respect to the consolidated balance sheets of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years then ended, which report appears in the Form 8-K of Hayes Wheels International, Inc. dated June 6, 1997.


                             KPMG Deutsche Treuhand-Gesellschaft
                             Aktiengesellschaft Wirtschaftsprtifungsgesellschaft


Cologne, Germany
June 6, 1997